EXHIBIT 15.3

PetroChina Company Ltd.

Estimated Future Reserves and Income

Attributable to Certain Interests

Located in the Republic of Chad (Block H & PSA Area),

Iraq (Technical Service Contract) and

The Republic of Peru (Block 57 & Block X)

SEC Parameters

As of

December 31, 2022

\s\ Daniel R. Olds	\s\ Timour Baichev
Daniel R. Olds, P.E.	Timour Baichev, P.Eng.
TBPELS License No. 60996	APEGA License No. 87454
Managing Senior Vice President	Vice President
[SEAL]	[SEAL]

\s\ Hugo A. Ovalle	\s\ Vitaliy Charkovskyy
Hugo A. Ovalle	Vitaliy Charkovskyy, P.Eng.
TBPELS License No. 140035	APEGA License No. 160594
Vice President	Vice President
[SEAL]	[SEAL]

RYDER SCOTT COMPANY, L.P.

TBPELS Firm Registration No. F-1580

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

TBPELS REGISTERED ENGINEERING FIRM F-1580		FAX (713) 651-0849
1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	TELEPHONE (713) 651-9191

February 22, 2023

PetroChina Company Limited

9 Dongzhimen North Street

Dongcheng District, Beijing 100007

Ladies and Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production and income attributable to certain leasehold interests of PetroChina Company Ltd. (PetroChina) as of December 31, 2022. The subject properties are located in the Bongor Basin (Block H & PSA Area) in the Republic of Chad, Africa; the West Qurna (Phase 1) field in the country of Iraq; and in Block 57 and Block X, in the Republic of Peru. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on January 27, 2023 and presented herein, was prepared for public disclosure by PetroChina in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

CNODC International Holding Ltd. (CNODCI), CNPC International (Chad) Co. Ltd. (CNPCIC) and PetroChina International Investment Company Ltd. (PIIC) (collectively hereinafter CNODC), owners of the properties in this report, are subsidiaries of PetroChina Company Ltd. The properties evaluated by Ryder Scott account for a portion of PetroChina’s total net proved reserves as of December 31, 2022. Based on information provided by PetroChina, the third party estimate conducted by Ryder Scott for the properties in this report addresses 1.85 percent of the total proved developed net liquid hydrocarbon reserves, 0.78 percent of the total proved developed net gas reserves, 3.61 percent of the total proved undeveloped net liquid hydrocarbon reserves, zero percent of the total proved undeveloped net gas reserves, and 1.0 percent of the total proved net barrels of oil equivalent of PetroChina. For the net reserves shown on an equivalent unit basis, the natural gas was converted to oil equivalent using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent. The properties in Peru (Block 57) produce sales gas and natural gas liquids (NGLs), which are sold at the tailgate of the Malvinas Gas Plant. Throughout this report, references to condensate are referring to the natural gas liquids (NGLs). In Peru, condensate is produced at the wellhead but is injected back into the gas line feeding the gas plant, where the liquids are extracted and sold as NGL. There are no other condensate volumes in any of the other properties.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2022, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary considerably from the prices required by SEC regulations. The reserves volumes and the income attributable thereto have a direct relationship to the hydrocarbon prices actually received; therefore, volumes of reserves actually recovered, and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

SUITE 2800, 350 7TH AVENUE, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799
633 17TH STREET, SUITE 1700	DENVER, COLORADO 80202	TEL (303) 339-8110

PetroChina Company Limited - Summary

February 22, 2023

SEC PARAMETERS

Estimated Net Reserves and Income Data

Certain Leasehold Interests Located

in the Republic of Chad (Block H)

CNPC International (Chad) Co., Ltd.

As of December 31, 2022

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Reserves
Oil/Condensate – Mbbl	55,125	2,778	16,611	74,514
Income Data ($M)
Future Gross Revenue	$4,540,002	$226,608	$1,240,777	$6,007,387
Deductions	634,367	44,438	413,933	1,092,738

Future Net Income (FNI)	$3,905,635	$182,170	$826,844	$4,914,649
Discounted FNI @ 10%	$3,369,296	$153,566	$612,348	$4,135,210

SEC PARAMETERS

Estimated Net Reserves and Income Data

Derived Through Certain Production Sharing Contracts

In the Republic of Chad (PSA Area)

CNPC International (Chad) Co., Ltd.

As of December 31, 2022

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Reserves
Oil/Condensate – Mbbl	6,594	1,730	1,051	9,375
Income Data ($M)
Future Gross Revenue	$606,554	$159,163	$96,651	$862,368
Deductions	170,850	14,888	27,707	213,445

Future Net Income (FNI)	$435,704	$144,275	$68,944	$648,923
Discounted FNI @ 10%	$372,761	$114,936	$45,113	$532,810

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

SEC PARAMETERS

Estimated Net Reserves and Income Data

Derived Through a Certain Technical Service Contract

PetroChina International Investment Company, Ltd. (Iraq)

As of December 31, 2022

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Condensate – Mbbl	12,859	772	12,812	26,443
Income Data (M$)
Future Gross Revenue	$1,295,561	$77,735	$1,290,814	$2,664,110
Deductions	883,931	66,064	1,184,833	2,134,828

Future Net Income (FNI)	$411,630	$11,671	$105,981	$529,282
Discounted FNI @ 10%	$358,343	$8,430	$66,077	$432,850

SEC PARAMETERS

Estimated Net Reserves and Income Data

Certain Interests Located in the Republic of Peru (Block 57)

CNODC International Holding Ltd.

As of December 31, 2022

Total Proved Developed Producing
Net Reserves
Oil/Condensate – Mbbl	18,530
Gas – MMcf	316,832
Income Data ($M)
Future Gross Revenue	$5,049,483
Deductions	690,508

Future Net Income (FNI)	$4,358,975
Discounted FNI @ 10%	$2,857,760

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

SEC PARAMETERS

Estimated Net Reserves and Income Data

Certain Interests Located in the Republic of Peru (Block X)

CNODC International Holding Ltd.

As of December 31, 2022

Total Proved Producing
Net Reserves
Oil/Condensate – Mbbl	4,757
Gas – MMcf	6,194
Income Data ($M)
Future Gross Revenue	$358,254
Deductions	85,022

Future Net Income (FNI)	$273,232
Discounted FNI @ 10%	$256,162

SEC PARAMETERS – COMBINED SUMMARY

Estimated Net Reserves and Income Data

Certain Interests Located in the Republic of Chad, Iraq, and Peru

PetroChina Company Ltd.

As of December 31, 2022

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Reserves
Oil/Condensate – Mbbl	97,865	5,280	30,474	133,619
Gas – MMcf	323,026	0	0	323,026
Income Data ($M)
Future Gross Revenue	$11,849,854	$463,506	$2,628,242	$14,941,602
Deductions	2,464,678	125,390	1,626,473	4,216,541

Future Net Income (FNI)	$9,385,176	$338,116	$1,001,769	$10,725,061
Discounted FNI @ 10%	$7,214,322	$276,932	$723,538	$8,214,792

Liquid hydrocarbons are expressed in standard 42 U.S. gallon barrels and shown herein as thousands of barrels (Mbbl). All gas volumes are reported on an “as sold” basis expressed in millions of cubic feet (MMcf) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions and income data are expressed as thousands of U.S. dollars ($M).

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

The estimates of the reserves, future production, and income attributable to all of the properties in this report except for Iraq West Qurna were prepared using the economic software package PHDWin Petroleum Economic Evaluation Software, a copyrighted program of TRC Consultants L.C. West Qurna was prepared using MS Excel. Ryder Scott has found these programs to be generally acceptable but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

For the Technical Service Contract in West Qurna, the future gross revenue includes the contractor revenues which consist of certain service fees (Supplementary fee, Petroleum Cost and Remuneration fee).

The deductions incorporate the normal direct costs of operating the wells, workover and recompletion costs, development costs, and certain abandonment costs net of salvage for all areas except West Qurna. The deductions in West Qurna incorporate the normal direct costs of operating the wells, development costs, and training, technology and scholarship fund (TTS Fund). The future net income is before the deduction of income taxes and general administrative overhead and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

Liquid hydrocarbon reserves account for 71.2 percent, and gas reserves account for 28.8 percent of the total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly, except for Iraq, where annual discounting was used.

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “PETROLEUM RESERVES DEFINITIONS” is included as an attachment to this report.

The various reserves status categories are defined in the attachment entitled “PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES” in this report. The proved developed non-producing reserves included herein consist of the shut-in status category. In Chad, the proved developed injection category is reported in the cash flow to reflect the property cumulative oil production.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserves estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends primarily on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal categories, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-categorized as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At PetroChina’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

The proved reserves reported herein are limited to the period prior to expiration of current contracts providing the legal rights to produce or a revenue interest in such production unless evidence indicates that contract renewal is reasonably certain. Furthermore, properties in the different contracts may be subjected to substantially varying contractual fiscal terms that affect the net revenue to PetroChina for the production of these volumes. The prices and economic return received for these net volumes can vary materially based on the terms of these contracts. Therefore, when applicable, Ryder Scott reviewed the fiscal terms of such contracts and discussed with PetroChina the net economic benefit attributed to such operations for the determination of the net hydrocarbon volumes and income thereof. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information. Neither our review of such contractual information nor our acceptance of PetroChina’s representations regarding such contractual information should be construed as a legal opinion on this matter.

Ryder Scott did not evaluate the country and geopolitical risks in the countries where PetroChina operates or has interests. PetroChina’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing contract terms, the legal rights to produce hydrocarbons including the granting, extension or termination of contracts, the fiscal terms of various production sharing contracts, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax, and foreign trade and investment and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which PetroChina owns or derives an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods, (2) volumetric-based methods and (3) analogy. These methods may be used individually or in combination by the reserves evaluator in the process of estimating the quantities of reserves. Reserves evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated, and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserves quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserves category assigned by the evaluator. Therefore, it is the categorization of reserves quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely to be achieved than not.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserves category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserves categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserves categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

For Chad, Blocks H and PSA Area, the proved reserves for the properties included herein were estimated by performance methods or the volumetric method. In general, the reserves attributable to producing wells and/or reservoirs were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis which utilized extrapolations of historical production and pressure data available through September 2022 in those cases where such data were considered to be definitive. The data used in this analyses were furnished to Ryder Scott by CNODC and were considered sufficient for the purpose thereof. In certain cases producing reserves were estimated by the volumetric method or analogy. These methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the estimates was considered to be inappropriate.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

The reserves for the properties included herein attributable to the non-producing and the undeveloped status categories were estimated by the volumetric method or analogy. The volumetric analysis utilized pertinent well and seismic data furnished to Ryder Scott by CNODC or which we have obtained from public data sources that were available through September 2022. The data utilized from the well and seismic data incorporated into our volumetric analysis were considered sufficient for the purpose thereof.

For those properties in Iraq, the proved producing reserves included herein were estimated by performance for those wells with enough history to determine a trend. The remaining producing reserves were determined by analogy. These performance methods include, but may not be limited to, decline curve analysis, which utilized extrapolations of historical production data available through August 2022 in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by CNODC and were considered sufficient for the purpose thereof.

The proved developed non-producing and the undeveloped reserves included herein were estimated by the analogy method or based on previous production trends. The data utilized from the analogues were considered sufficient for the purpose thereof.

For Block 57, in Peru, approximately 100 percent of the proved producing reserves were estimated by volumetric methods. The data utilized in this analysis were furnished to Ryder Scott by CNODC and were considered sufficient for the purpose thereof.

For Block X, in Peru, approximately 100 percent of the proved producing reserves were estimated by performance methods. These performance methods include, but may not be limited to, decline curve analysis which utilized extrapolations of historical production and pressure data available through August 2022 in those cases where such data were considered to be definitive. The data utilized in this analysis were furnished to Ryder Scott by CNODC and were considered sufficient for the purpose thereof.

To estimate economically producible proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

PetroChina has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by PetroChina with respect to property interests owned or derived, production and well tests from examined wells, normal direct costs of operating the wells or contract areas, other costs such as transportation and/or processing fees, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by PetroChina. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

For the properties in Iraq, PetroChina International Investment Company, Ltd. (PIIC) has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by PIIC with respect to property interests derived, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, production taxes, Training, Technology and Scholarship Fund (TTS Fund), recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by PIIC. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied until depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by PetroChina. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

PetroChina furnished us with the above-mentioned average benchmark prices in effect on December 31, 2022. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area(s) included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements. In cases where there are numerous contracts or price references within the same geographic area, the benchmark price is represented by the unweighted arithmetic average of the initial 12-month average first-day-of-the-month benchmark prices used.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by PetroChina. The differentials furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by PetroChina to determine these differentials.

In addition, the tables below summarize the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” For Block 57, in Peru, the average realized price of condensate is referring to the weighted average liquids prices. Condensate is produced at the wellhead but is injected back into the gas line feeding the gas plant, where the liquids (condensate and NGL) are extracted and sold as NGL. The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

Geographic Area	Product	Price Reference	Volume, bbl/day	Average Benchmark Prices	Average Realized Prices
Chad – Block H
Domestic	Oil	Contractual	15,000	$46.85/bbl	$46.85/bbl
Export	Oil	Brent	Remaining Volume	$100.25/bbl	$92.56/bbl
Chad – PSA Area	Oil	Brent	N/A	$100.25/bbl	$91.99/bbl
Iraq	Oil	Brent	N/A	$100.25/bbl	$100.75/bbl
Peru – Block 57	Oil/Condensate	Contract	N/A	N/A	$58.08/bbl
	Gas	Contract	N/A	N/A	$14.07/Mcf
Peru – Block X	Oil/Condensate	Brent	N/A	$100.25/bbl	$92.83/bbl
	Gas	Contract	N/A	N/A	$2.74/Mcf

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

For Chad, Block H, the Chad Government and CNPCIC have the obligation to sell 15,000 bbl/day to the Domestic market at the fixed price of $46.85/bbl with the remaining volume to be sold at the Export oil price. If the total royalty share of Chad Government (12.5% of oil production) cannot meet the obligation for Domestic market then CNPCIC has to fulfill the remaining volume. Based on forecasted future oil rates for the proved producing category, we calculated the effective blended price for future years. The oil price is $89.47/bbl in 2023, $86.80 in 2024, $83.31 in 2025, $77.81 in 2026, $67.82 in 2027, $49.45 in 2028 and $46.85 in 2029 and all remaining years when all oil volumes will be sold on the Domestic market. Export volumes are subject to a transportation fee, which has been included in the average realized price.

For Peru, the price for gas is set by contract.

The effects of derivative instruments designated as price hedges of oil quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the contract areas and wells in this report were furnished by PetroChina and are based on the operating expense reports of PetroChina and include only those costs directly applicable to the contract areas or wells. The operating costs include a portion of general and administrative costs allocated directly to the contract areas and wells. The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by PetroChina. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the contract areas or wells.

Development costs were furnished to us by PetroChina and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were material. The estimates of the net abandonment costs furnished by PetroChina were accepted without independent verification.

The proved developed non-producing and undeveloped reserves in this report have been incorporated herein in accordance with PetroChina’s plans to develop these reserves as of December 31, 2022. The implementation of PetroChina’s development plans as presented to us and incorporated herein is subject to the approval process adopted by PetroChina’s management. As the result of our inquiries during the course of preparing this report, PetroChina has informed us that the development activities included herein have been subjected to and received the internal approvals required by PetroChina’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to PetroChina. PetroChina has provided written documentation supporting their commitment to proceed with the development activities as presented to us. Additionally, PetroChina has informed us that they are not aware of any legal, regulatory, or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2022, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Current costs used by PetroChina were held constant throughout the life of the properties.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have approximately eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists receive professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization. Regulating agencies require that, in order to maintain active status, a certain amount of continuing education hours be completed annually, including an hour of ethics training. Ryder Scott fully supports this technical and ethics training with our internal requirement mentioned above.

We are independent petroleum engineers with respect to PetroChina. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analyses conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical persons primarily responsible for overseeing, reviewing and approving the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in a combined summary report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by PetroChina. This combined summary report, prepared at the request of PetroChina, is intended to provide the necessary information required for filing with the SEC. In the event that additional information is required, the full report for each of these five areas has been provided to PetroChina.

We have provided PetroChina with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by PetroChina and the original signed report letter, the original signed report letter shall control and supersede the digital version.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PetroChina Company Limited - Summary

February 22, 2023

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPELS Firm Registration No. F-1580

\s\ Daniel R. Olds

Daniel R. Olds, P.E.
TBPELS License No. 60996
Managing Senior Vice President [SEAL]

\s\ Timour Baichev

Timour Baichev, P.Eng.
APEGA License No. 87454
Vice President [SEAL]

\s\ Hugo A. Ovalle

Hugo Ovalle
TBPELS License No. 140035
Vice President [SEAL]

\s\ Vitaliy Charkovskyy

Vitaliy Charkovskyy, P.Eng.
APEGA License No. 160594
DRO-TB-HAO-VC (LPC)/pl	Vice President [SEAL]

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Daniel R. Olds was the primary technical person responsible for overseeing the estimate of the reserves, future production, and income prepared by Ryder Scott presented herein.

Mr. Olds, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2001, is a Managing Senior Vice President and also serves as an Engineering Group Coordinator responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. He is a member of Ryder Scott’s Board of Directors. Before joining Ryder Scott, Mr. Olds served in a number of engineering and evaluation positions with PricewaterhouseCoopers, Wintershall Oil and Gas Company and Cities Service Oil Company. For more information regarding Mr. Olds’ geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Employees.

Mr. Olds earned a Bachelor of Science degree in Petroleum Engineering from West Virginia University in 1981, an MBA from the University of Houston in 1991 and is a licensed Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Evaluation Engineers (past president) and the Society of Petroleum Engineers. He currently serves on the SPE Oil and Gas Reserves Committee.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Olds fulfills. For 2022, Mr. Olds has 29 continuing education hours related to reserves, reserve evaluation, and ethics.

Based on his educational background, professional training and 40 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Olds has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of June 2019.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Timour Baichev was the primary technical person responsible for overseeing the estimate of the reserves, future production and income prepared by Ryder Scott presented herein.

Mr. Timour Baichev, an employee of Ryder Scott Company L.P. (Ryder Scott) since 2006, is a Vice President – Project Coordinator. Before joining Ryder Scott, Mr. Baichev served in a number of engineering positions with Wood Group ESP, GeoData Consulting LLC, United Consultants FDP and RPC Overseas Inc. For more information, regarding Mr. Baichev’s geographic and job experience please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mr. Baichev earned a Master of Science of Petroleum Engineering (cum laude) from Moscow Oil and Gas Institute in 1977 and Ph.D. degree in 1987 from the same institution. Mr. Baichev is a registered Professional Engineer in the Province of Alberta and is a member of the Society of Petroleum Engineers.

In addition to gaining experience and competency through prior work experience, the Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA) has a mandatory Continuing Professional Development Program (CDP) which requires a minimum of 240 hours of professional development over three years in at least three of six categories, including Professional Practice, Formal Activity, Informal Activity, Participation, Presentations (outside normal job functions) and Contributions to Knowledge (outside normal job functions). Mr. Baichev has met APEGGA’s CPD requirements and as part of his 2022 continuing education hours, Mr. Baichev attended an internally presented 20 hours of formalized training relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. In addition, Mr. Baichev has over 30 hours of informal training during 2022 covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, Canadian Securities Administrators National Policy NI 51-101, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software.

Based on his educational background, professional training and more than 30 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Baichev has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of June 2019.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Hugo Ovalle was the primary technical person responsible for overseeing the estimate of the reserves, future production and income prepared by Ryder Scott presented herein.

Mr. Ovalle, an employee of Ryder Scott Company L.P. (Ryder Scott) since 2008, is a Vice President responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Ovalle served in a number of engineering positions with Petroleum Services Inc. and Accumyn Consulting. For more information regarding Mr. Ovalle’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mr. Ovalle earned a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 2002 and is a registered Professional Engineer in the State of Texas. He is also a member of the Society of Petroleum Engineers and the Association of International Petroleum Negotiators.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Ovalle fulfills. As part of his continuing education hours, Mr. Ovalle has attended formalized training including the RSC Reserves Conference and various professional society presentations specifically relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. Mr. Ovalle attended an additional formalized in-house training as well as formalized external training includes attending various professional society meetings covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software and ethics for consultants. Mr. Ovalle routinely teaches various company reserves evaluation workshops and schools around the world.

Based on his educational background, professional training and more than 13 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Ovalle has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of June 2019.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Vitaliy Charkovskyy was the primary technical person responsible for overseeing the estimate of the reserves, future production and income prepared by Ryder Scott presented herein.

Mr. Vitaliy Charkovskyy, an employee of Ryder Scott Company L.P. (Ryder Scott) since 2012, is a Vice President. Before joining Ryder Scott, Mr. Charkovskyy served in a number of engineering positions with Saskatchewan Research Council. For more information, regarding Mr. Charkovskyy’s geographic and job experience please refer to the Ryder Scott Company website at www.ryderscott.com/Experience/Employees.

Mr. Charkovskyy earned a Bachelor of Mining degree from Ivano-Frankivsk National Technical University of Oil and Gas in 2007, Master of Engineering degree in Petroleum Engineering in 2008 from the same institution and Master of Applied Science degree in Petroleum Engineering from University of Regina in 2011. Mr. Charkovskyy is a registered Professional Engineer in the Province of Alberta, Saskatchewan and British Columbia and is a member of the Society of Petroleum Engineers.

In addition to gaining experience and competency through prior work experience, the Association of Professional Engineers, Geologists and Geophysicists of Alberta (APEGGA) has a mandatory Continuing Professional Development Program (CDP) which requires a minimum of 240 hours of professional development over three years in at least three of six categories, including Professional Practice, Formal Activity, Informal Activity, Participation, Presentations (outside normal job functions) and Contributions to Knowledge (outside normal job functions). Mr. Charkovskyy has met APEGGA’s CPD requirements and as part of his 2022 continuing education hours, Mr. Charkovskyy attended 3 hours of training, presented internally, relating to the definitions and disclosure guidelines contained in the United States Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. In addition, Mr. Charkovskyy has over 40 hours of informal training during 2022, covering such topics as the SPE/WPC/AAPG/SPEE Petroleum Resources Management System, Canadian Securities Administrators National Policy NI 51-101, reservoir engineering, geoscience and petroleum economics evaluation methods, procedures and software.

Based on his educational background, professional training and 11 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Charkovskyy has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of June 2019.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale. Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

2018 PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

SOCIETY OF EXPLORATION GEOPHYSICISTS (SEG)

SOCIETY OF PETROPHYSICISTS AND WELL LOG ANALYSTS (SPWLA)

EUROPEAN ASSOCIATION OF GEOSCIENTISTS & ENGINEERS (EAGE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected quantities to be recovered from completion intervals that are open and producing at the effective date of the estimate.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe Reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1) completion intervals that are open at the time of the estimate but which have not yet started producing;

(2) wells which were shut-in for market conditions or pipeline connections; or

(3) wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion before start of production with minor cost to access these reserves.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i) Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS